EXHIBIT 99.1

First Real Estate Investment Trust Announces Robert S. Hekemian to Step Down as Chairman and CEO and will Continue in a Consulting Role

Hackensack, NJ, December 11, 2017 – First Real Estate Investment Trust of New Jersey (OTC: FREVS) (the “Trust”) announced today that Robert S. Hekemian has advised the Trust of his election to step down as Chairman, Chief Executive Officer and a Trustee of the Trust, effective upon the conclusion of the Trust’s 2018 Annual Meeting of Shareholders to be held in April 2018. Mr. Hekemian will continue to serve the Trust in a consulting capacity thereafter.

Robert S. Hekemian has served as an executive officer of the Trust for 36 years, serving as the President of the Trust from 1981 to 1991 and as the Chairman and Chief Executive Officer of the Trust since 1991, and he has served as a Trustee for 37 years, since 1980. Mr. Hekemian has also served as the Chairman and Chief Executive Officer of Hekemian & Co. Inc., the Trust’s managing agent, since 1983.

During his tenure as Chairman and Chief Executive Officer, Robert S. Hekemian repeatedly demonstrated his ability to understand and navigate ever changing real estate and mortgage markets. He strategically positioned the Trust’s assets to respond to market conditions and spearheaded the development of value in the Trust’s commercial and residential portfolio of properties.

The Board of Trustees named Robert S. Hekemian, Jr., a Trustee of the Trust and President and Chief Operating Officer of Hekemian & Co., Inc., to succeed Robert S. Hekemian as Chief Executive Officer of the Trust, and the Board named Ronald J. Artinian, a Trustee of the Trust and the Chairman of the Audit Committee of the Board, to succeed Mr. Hekemian as Chairman of the Board. Robert S. Hekemian, Jr.’s appointment as Chief Executive Officer and Ronald J. Artinian’s appointment as Chairman will each be effective at the conclusion of the Trust’s 2018 Annual Meeting.

Robert S. Hekemian stated, “It has been an honor and a privilege to serve the Trust and its shareholders, and I am grateful for the opportunity to have worked with so many talented and passionate colleagues on the Board and the executive team, all of whom should be proud of what we have been able to accomplish together for the Trust and its shareholders. I want to express my deepest gratitude to the Board and the shareholders for allowing me to serve you for the past 36 years, and I look forward to continuing to be actively involved with the Trust as a consultant. I feel that the time is right for the Trust to forge ahead under Robert Hekemian, Jr.’s leadership as the next CEO, and I have the highest confidence that he will continue to build upon the success we have achieved. A Sloan Fellow of the MIT Sloan School of Management, Robert has had an instrumental role in guiding the Trust for many years as President and Chief Operating Officer of the Trust’s managing agent, Hekemian & Co., Inc., and as a Trustee since 2007. Among other things, he directed the Trust into the Maryland market and has overseen the acquisition of increasingly substantial properties over the years. He is, without a doubt, a real estate executive of immense capabilities.”

Robert S. Hekemian further stated, “We are also extremely fortunate to have someone of Ron Artinian’s caliber and talent to succeed as the next Chairman of the Board. A graduate of the Wharton School of the University of Pennsylvania, Ron has distinguished himself as a leader on the Board through his many years of service in the critically important role of Audit Committee Chairman, and his elevation to Chairman of the Board is a well-deserved affirmation of his innate leadership attributes and his devotion to the Trust and its shareholders.”

Ronald J. Artinian worked in the financial services industry for 26 years, including with Smith Barney, Inc. from 1989 to 1998, where he held positions as a Managing Director and National Sales Manager. Mr. Artinian joined the board of The Reserve, a money market fund, in 2007, and served as its lead independent director from March 2009 through December 2016.

Robert S. Hekemian, Jr. stated, “I am extremely pleased to follow my father as the Trust’s CEO. I plan to build upon the solid foundation that he has provided and thank him for his service and dedication to the Trust and its shareholders. The legacy of Robert Hekemian in the real estate industry is significant and anyone who has worked with him knows the depth and breadth of his contributions. We appreciate that he has chosen to remain as a consultant to the trust and look forward to his continued involvement in Trust affairs.”

Ronald J. Artinian stated, “On behalf of the Board of Trustees, we are immensely grateful to Bob for his leadership for more than 37 years, and his dedicated service to the Trust over many more years. Bob’s commitment and devotion to the Trust and its shareholders over his 26+ years as its CEO is an essential reason for the successful growth of the Trust into what it is today. While the Board is supremely confident that Robert Hekemian, Jr. will continue to lead the Trust as its next CEO and advance our fundamental goal of building long-term value with the same passion and vigor, Bob’s leadership will be nonetheless be missed. We sincerely thank him for his many years of service as Chairman and CEO and look forward to his advice and counsel in his continuing active role with the Trust as a consultant.”

The Trust also announced that it has implemented a mandatory retirement age of 75 for Trustees, except that a Trustee who reaches age 75 while in office will be permitted to serve for the remainder of the Trustee’s term. In order to facilitate the transition to this policy, any Trustee who was in office as of November 1, 2017 will be permitted to serve as a Trustee until the age of 79, at which time the person will be permitted to resign as a Trustee or continue to serve as a Trustee for the remainder of the current term, at the Trustee’s option.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $373 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

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